UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2008

________________________________________

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0383089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

IBM Technology Licensing and Royalty Agreements

Item 1.01	– Entry into a Material Definitive Agreement

On September 8, 2008, Avistar Communications Corporation, or Avistar, entered into a Licensed Works Agreement and a Statement of Work Agreement, and on September 9, 2008, Avistar entered into a Patent License Agreement (collectively, the “Agreements”) with International Business Machines Corporation, or IBM, under which Avistar agreed to integrate its bandwidth management technology and related IP into future Lotus Unified Communications offerings. An initial cash payment of $3 million will be made by IBM to Avistar within 60 days of the Agreement’s execution, followed by two additional non-refundable payments of $1.5 million, each associated with scheduled phases of delivery.  IBM has agreed to make future royalty payments to Avistar of two percent of the world-wide net revenue derived by IBM from Lotus Unified Communications products sold, and maintenance payments from existing customers, which incorporate Avistar’s technology after an initial threshold of revenue is recorded by IBM.

The Agreements have a five year term and are non-cancelable except for material default by either party.  The Agreements also convey to IBM a non-exclusive world-wide license to Avistar’s patent portfolio existing at the time of the Agreements and for all subsequent patents issued with an effective filing date of up to five years from the date of the Agreements’ execution, and a release for any and all claims of past infringement.

Avistar and IBM anticipate the issuance of a press release regarding the Agreements within the next five business days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Robert J. Habig
Robert J. Habig Chief Financial Officer

Date:  September 10, 2008